Zhongpin Inc. Fairness Analysis Presented to the Special Committee of Independent Directors February 8, 2013 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 Duff & Phelps Disclaimer • The following pages contain material that is being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the Special Committee of independent directors (the “ Special Committee ”) of the Board of Directors (the “ Board of Directors ”) of Zhongpin Inc . (“ Zhongpin ” or the “ Company ”) in the context of a meeting held to consider a Proposed Transaction (defined herein) . • The accompanying material was, and any Opinion (as defined herein) will be, compiled on a confidential basis for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because this material was prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion . • Any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and projections contained herein have been prepared by the management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not attempt to independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as deemed appropriate in connection with the Proposed Transaction, including assisting t he Special Committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties pursuant to the “Go - Shop Period” provision of the Merger Agreement, and will receive a fee for its services.

3 Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis 3. Valuation Summary Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Premiums Paid Analysis

Introduction and Transaction Overview Section 01

5 Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee of independent directors of the Company (solely in its capacity as such) . • Specifically, Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee of independent directors as of the date hereof as to the fairness, from a financial point of view, to the public stockholders of the Company (other than the Consortium Members, as defined herein, and affiliates of the Consortium Members to the extent applicable and shares held by stockholders who have exercised, perfected and not withdrawn a demand for or lost the right to, appraisal rights under the Delaware General Corporation Law ), of the Per Share Merger Consideration (as defined herein) to be received by such holders in the Proposed Transaction (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder) . The Proposed Transaction • The Proposed Transaction involves an Amended and Restated Agreement and Plan of Merger (the “ Merger Agreement ”) dated February 8 , 2013 among the Company, Golden Bridge Holdings Limited, Golden Bridge Merger Sub Limited and Mr . Xianfu Zhu, the Chief Executive Officer and Chairman of the Company’s Board of Directors, that proposes a "going - private" transaction involving the acquisition of all of the outstanding shares of the Company's common stock not beneficially owned by Mr . Xianfu Zhu and certain rollover investors (together, the " Consortium Members " or the “ Insider ”) at a price of US $ 13 . 50 per share in cash (the “ Per Share Merger Consideration ”) . We understand the Insider’s ownership position is approximately 26 % of the Company’s issued and outstanding common stock . The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement .

6 Introduction and Transaction Overview Scope of Analysis • In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances . 1. Reviewed the following documents : – The Company’s annual reports and audited financial statements on Form 10 - K filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2011 and 2010 and the Company’s unaudited interim financial statements for the nine months ended September 30 , 2012 and 2011 ; – A detailed financial projections model, prepared by and provided to us by management of the Company, upon which we have relied in performing our analysis (the “ Management Projections ”) ; – Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections, provided to us by management of the Company ; – A letter dated February 5 , 2013 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and – Documents related to the Proposed Transaction, including the Merger Agreement ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Reviewed the historical trading price and trading volume of the Company’s common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 4. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 5. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate .

Introduction and Transaction Overview

Top Stockholders



Top Institutional Holders 20.3%
Other Public Stockholders 52.6%
Consortium Members 25.7%
In-the-Money Options 1.4%

Zhongpin Inc. - Ownership

Current Stockholders	Shares	% of Diluted Shares
Consortium Members		
Xianfu Zhu (Chairman, CEO)	6,442,506	17.1%
Baoke Ben (Director, Executive Vice President)	888,125	2.4%
Chaoyang Liu (Vice President)	619,874	1.6%
Qinghe Wang (Engineer, Henan Zhongpin Food Share)	612,000	1.6%
Shuichi Si (Veterinary, Henan Zhongpin Food Share)	594,000	1.6%
Juanjuan Wang (Human Resources, Henan Zhongpin Food Share)	531,000	1.4%
Total Consortium Members	9,687,505	25.7%
Top Institutional Holders		
Prestige Trade Investments Limited	3,194,893	8.5%
Caledonia Investments plc	2,280,527	6.0%
The Oxford Asset Management Co Ltd	848,871	2.3%
First Wilshire Securities Management, Inc.	825,975	2.2%
BI Asset Management Fondsmæglerselskab AS	516,240	1.4%
Total Top Institutional Holders	7,666,506	20.3%
Other Public Stockholders	19,855,333	52.6%
Total Shares Issued & Outstanding	37,209,344	98.6%
Options In-the-Money at Offer Price [1]	513,000	1.4%
Fully Diluted Shares Issued and Outstanding at Offer Price	37,722,344	100.0%

[1] 513,000 out of 787,000 outstanding options are in-the-money at the $13.50 per share offer price. Out-of-the-money options to be terminated in connection with the Proposed Transaction.
Source: Company filings, Capital IQ, Company provided

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8 Introduction and Transaction Overview Stock Trading Analysis Source: Capital IQ Zhongpin Inc. - Trading History February 6 , 2012 to February 6 , 2013 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 3,000.0 3,500.0 4,000.0 4,500.0 $5.50 $6.50 $7.50 $8.50 $9.50 $10.50 $11.50 $12.50 $13.50 $14.50 $15.50 Volume (thousands) Share Price Volume Price Offer: $13.50 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP (1) Trailing Volume Weighted Average Price (VWAP) March 13, 2012 Zhongpin reports FY '11 earnings results. The Company reported sales of $1.45 billion and EPS of $1.66. May 9, 2012 Zhongpin reports Q1 '12 earnings results. The Company reported sales of $374 million and EPS of $0.33. August 9, 2012 Zhongpin reports Q2 '12 earnings results. The Company reported sales of $408 million and EPS of $0.29. November 8, 2012 Zhongpin reports Q3 '12 earnings results. The Company reported sales of $416 million and EPS of $0.30. March 27, 2012 Zhongpin receives a n on - binding offer from Chairman, Xianfu Zhu, to acquire remaining shares of Zhongpin for $13.50. November 26, 2012 Zhongpin enters into a definitive agreement and plan of merger with Golden Bridge Holdings Limited and Xianfu Zhu, the Company's Chairman and CEO. Offer Price Premium Relative to: 30 - Day VWAP (1) 40.6% 35.6% 37.6% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 46.6% $9.60 $9.96 $9.81 $9.21 Price Premium One year prior to Offer Post Offer Average Closing Price $10.85 Average Closing Price $10.79 High $17.01 High $12.96 Low $6.69 Low $9.06 Average Daily Volume (000s) 594.4 Average Daily Volume (000s) 231.8 % of Shares Issued and Outstanding 1.6% % of Shares Issued and Outstanding 0.6%

Introduction and Transaction Overview
Proposed Transaction

Zhongpin Inc. - Premium Analysis

	Closing Price	Implied Premium
Current stock price (2/6/13)	$12.81	5.4%
One-day prior to offer (3/26/12)	$9.21	46.6%
One-week prior to offer (3/21/12)	$8.74	54.5%
30-days trailing VWAP prior to offer	$9.60	40.6%
60-days trailing VWAP prior to offer	$9.96	35.6%
90-days trailing VWAP prior to offer	$9.81	37.6%
Offer	$13.50	

Source: Capital IQ and SEC filings

Zhongpin Inc. - Implied Multiples Analysis

($ in millions, except per share data)

	Financials 9/30/2012	Offer $13.50
Fully Diluted Shares Issued and Outstanding	37.21	37.72
Market Value of Common Equity		$509.3
Plus: Debt (1)		459.3
Plus: Noncontrolling Interest (2)		2.0
Plus: Non Operating Liabilities, net (3)		1.5
Less: Cash and Equivalents		(146.2)
Less: Proceeds from Exercise of In-the-Money Options		(5.8)
Less: PV of Government Subsidies		(37.4)
Less: (Excess) / Deficit Net Working Capital		(37.3)
Implied Enterprise Value		**$745.3**
Implied Multiples:		
EV / LTM Net Revenue	$1,604.0	0.46x
EV / LTM EBITDA	98.2	7.6x
Price / LTM EPS	1.20	11.2x
Management Projections:		
EV / 2013 Revenue	$1,932.6	0.39x
EV / 2013 EBITDA	140.1	5.3x
EV / 2013 EBITDA - Capex	72.1	10.3x
Price / 2013 EPS	1.92	7.0x
Price / Book Value	$14.25	0.95x

Note: EBITDA and Net Income are adjusted to exclude public company costs and non-recurring income (expenses).
(1) Including short-term and long-term loans, bank notes payable (net of $95.9 million restricted cash) and capital lease obligations.
(2) Estimated at book value.
(3) Including deferred subsidies (current and long-term portion) net of long-term investment.
LTM = Latest Twelve Months ending September 30, 2012 unless otherwise stated
Source: Company filings, Capital IQ, Company provided

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Introduction and Transaction Overview

Per Share Valuation

Valuation Range Conclusions

(USD in thousands, except per share data)

		Low		High
Enterprise Value				
Discounted Cash Flow Analysis		$727,000	-	$825,000
Selected Public Companies Analysis		728,000	-	818,500
Enterprise Value Range		**$727,500**	-	**$822,000**
Plus: Proceeds from Exercise of In-the-Money Options [1]		$2,562	-	$10,013
Plus: Excess/(Deficit) Net Working Capital		37,335	-	37,335
Plus: PV of Government Subsidies [2]		36,124	-	38,853
Less: Non Operating Liabilities, net [3]		(1,520)	-	(1,520)
Less: Debt [4]		(459,339)	-	(459,339)
Less: Noncontrolling Interest [5]		(1,990)	-	(1,990)
Value Attributable to Fully Diluted Shares (Excluding Cash)		**$340,673**	-	**$445,352**
Fully Diluted Shares Issued and Outstanding		37,482,344		37,996,344
Per Share Price Range (Excluding Excess Cash)		**$9.09**	-	**$11.72**
Plus: Excess Cash		$146,240	-	$146,240
Cash Value Per Fully Diluted Share Issued and Outstanding		$3.90	-	$3.85
Per Share Price Range		**$12.99**	-	**$15.57**
Implied Valuation Multiples				
EV / LTM EBITDA	$98,243	7.4x	-	8.4x
EV / 2013 EBITDA	140,094	5.2x	-	5.9x
EV / 2014 EBITDA	139,388	5.2x	-	5.9x
EV / 2013 EBITDA less Capex	$72,094	10.1x	-	11.4x
EV / LTM Revenue	$1,603,970	0.45x	-	0.51x
EV / 2013 Revenue	1,932,600	0.38x	-	0.43x
EV / 2014 Revenue	2,084,000	0.35x	-	0.39x
P/ Book Value	$14.25	0.91x	-	1.09x

Offer Price

$13.50

Note: EBITDA and Net Income are adjusted to exclude public company costs and non-recurring income (expenses).

[1] Does not include out-of-the-money options which are to be terminated in connection with the Proposed Transaction.

[2] Assumed that the Government Subsidies continue forever into perpetuity.

[3] Including deferred subsidies (current and long-term portion) net of long-term investment.

[4] Including short-term and long-term loans, bank notes payable (net of $95.9 million restricted cash) and capital lease obligations.

[5] Estimated at book value.

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11 Introduction and Transaction Overview Stock Price Range $12.98 $13.00 $11.57 $10.00 $10.50 $11.00 $11.50 $12.00 $12.50 $13.00 $13.50 $14.00 $14.50 $15.00 $15.50 $16.00 Discounted Cash Flow Analysis Selected Public Companies / M&A Transactions Analysis Premiums Paid Analysis Value Per Share $15.48 $15.65 $14.88 $13.50 Offer Price

Valuation Analysis Section 02

13 Valuation Analysis Discounted Cash Flow Analysis - Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps used financial projections as provided by the Company’s management for the years ending December 31 , 2012 - 2016 (excluding public company expenses, as provided by Company management) and extrapolated such financial projections for another four years . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 11 . 25 % to 12 . 25% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management P rojections and extrapolations of such projections utilized in the discounted cash flow analysis : – The Company’s net revenue is projected to increase at a compound annual growth rate (“ CAGR ”) of 7 . 2 % over the ten - year period ending 2021 . – EBITDA is projected to increase at a CAGR of 6 . 7 % over the ten - year period ending 2021 . – The Company’s average EBITDA margin over the 2012 - 2021 projection period is 7 . 0% . – Capital expenditures (“ Capex ”) are projected to average approximately 3 . 9 % of net revenue over the period from 2012 through 2021 .

14 Valuation Analysis Financial Performance (1) Gross p rofit excludes depreciation and amortization. Note: Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). As of the date of this presentation the Company has not filed its Q4 or full year 2012 financial statements with the SEC. Source: SEC filings, Company management Performance Metrics Base Case (USD in thousands) LTM 2008A 2009A 2010A 2011A 9/30/2012 2012P 2013P 2014P 2015P 2016P Net Revenue $539,825 $726,037 $946,720 $1,456,208 $1,603,970 $1,656,200 $1,932,600 $2,084,000 $2,218,300 $2,376,600 Growth 34.5% 30.4% 53.8% 20.0% 13.7% 16.7% 7.8% 6.4% 7.1% Gross Profit (1) $73,928 $96,009 $125,766 $170,630 $171,192 $188,700 $221,600 $226,700 $246,000 $266,700 Margin 13.7% 13.2% 13.3% 11.7% 10.7% 11.4% 11.5% 10.9% 11.1% 11.2% EBITDA $46,229 $63,342 $81,237 $108,220 $98,243 $114,924 $140,094 $139,388 $153,571 $168,069 Margin 8.6% 8.7% 8.6% 7.4% 6.1% 6.9% 7.2% 6.7% 6.9% 7.1% Growth 37.0% 28.3% 33.2% (10.9%) 6.2% 21.9% (0.5%) 10.2% 9.4% EBITDA Less CAPEX ($61,493) ($59,398) ($16,584) ($60,746) ($32,631) ($1,276) $72,094 $18,388 $55,571 $85,069 Margin (11.4%) (8.2%) (1.8%) (4.2%) (2.0%) (0.1%) 3.7% 0.9% 2.5% 3.6% EBIT $40,862 $53,811 $66,201 $88,918 $73,876 $83,424 $96,894 $88,088 $95,771 $104,669 Margin 7.6% 7.4% 7.0% 6.1% 4.6% 5.0% 5.0% 4.2% 4.3% 4.4% Growth 31.7% 23.0% 34.3% (19.8%) (6.2%) 16.1% (9.1%) 8.7% 9.3% Net Income Attributable to Shareholders $35,218 $47,198 $58,245 $66,343 $44,871 $54,122 $71,467 $65,951 $75,315 $84,002 Margin 6.5% 6.5% 6.2% 4.6% 2.8% 3.3% 3.7% 3.2% 3.4% 3.5% Growth 34.0% 23.4% 13.9% (38.7%) (18.4%) 32.0% (7.7%) 14.2% 11.5% Diluted EPS $1.18 $1.51 $1.65 $1.72 $1.20 $1.45 $1.92 $1.77 $2.02 $2.25 Growth 28.0% 9.3% 4.2% (37.4%) (15.6%) 32.0% (7.7%) 14.2% 11.5% Capital Expenditures $107,723 $122,741 $97,822 $168,966 $130,875 $116,200 $68,000 $121,000 $98,000 $83,000 as % of Net Revenue 20.0% 16.9% 10.3% 11.6% 8.2% 7.0% 3.5% 5.8% 4.4% 3.5% Net Working Capital $27,322 $48,352 $67,091 $95,051 $189,771 $157,400 $159,100 $165,800 $171,300 $178,000 as % of Net Revenue 5.1% 6.7% 7.1% 6.5% 11.8% 9.5% 8.2% 8.0% 7.7% 7.5%

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis
(USD in thousands)

	LTM 9/30/2012	2012P	2013P	2014P	2015P	2016P	2021P	CAGR 3 Year	CAGR 5 Year	CAGR 10 Year
Net Revenue	$1,603,970	$1,656,200	$1,932,600	$2,084,000	$2,218,300	$2,376,600	$2,918,496	12.7%	10.3%	7.2%
Growth	*20.0%*	*13.7%*	*16.7%*	*7.8%*	*6.4%*	*7.1%*	*3.0%*			
EBITDA	$98,243	$114,924	$140,094	$139,388	$153,571	$168,069	$206,391			
EBITDA Margin	*6.1%*	*6.9%*	*7.2%*	*6.7%*	*6.9%*	*7.1%*	*7.1%*			
Growth	*(10.9%)*	*6.2%*	*21.9%*	*(0.5%)*	*10.2%*	*9.4%*	*3.0%*	8.8%	9.2%	6.7%
		10/12-12/12								
Earnings Before Interest and Taxes		$26,639	$96,894	$88,088	$95,771	$104,669	$126,378			
Pro Forma Taxes @ 10.6% (1)		(2,570)	(10,329)	(9,356)	(10,179)	(11,101)	(13,396)			
Net Operating Profit After Tax		$24,069	$86,566	$78,732	$85,592	$93,568	$112,982			
Depreciation & Amortization		$12,505	$43,200	$51,300	$57,800	$63,400	$80,012			
Capital Expenditures		(31,005)	(68,000)	(121,000)	(98,000)	(83,000)	(87,555)			
(Increase) / Decrease in Working Capital		(4,964)	(1,700)	(6,700)	(5,500)	(6,700)	(6,367)			
Free Cash Flow		$605	$60,066	$2,332	$39,892	$67,268	$99,073			

Enterprise Value Range		**Low**		**High**
Weighted Average Cost of Capital		12.25%	-	11.25%
Concluded Enterprise Value Range (Rounded)		**$727,000**	-	**$825,000**
Implied Valuation Multiples				
EV / LTM EBITDA	$98,243	7.4x	-	8.4x
EV / 2013 EBITDA	140,094	5.2x	-	5.9x
EV / 2014 EBITDA	139,388	5.2x	-	5.9x
EV / 2013 EBITDA less Capex	$72,094	10.1x	-	11.4x
EV / LTM Revenue	$1,603,970	0.45x	-	0.51x
EV / 2013 Revenue	1,932,600	0.38x	-	0.43x
EV / 2014 Revenue	2,084,000	0.35x	-	0.40x
P/ Book Value	$14.25	0.91x	-	1.10x

(1) Assumed tax rate of approximately 10.6% continues into perpetuity.
Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses). Years 2017-2020, not shown in the summary table above, are included in the financial projections model.

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16 Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps reviewed the current trading multiples of 19 publicly traded companies that we determined to be relevant to our analysis . • These companies operate in the global protein processing industry . • Duff & Phelps analyzed the LTM and projected revenue, EBITDA, and EPS for each of the selected publicly traded companies . Selected M&A Transactions Analysis • Duff & Phelps selected merger and acquisition transactions involving target companies that Duff & Phelps determined to be relevant to its analysis . Duff & Phelps computed the LTM EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value for each transaction to the target’s respective revenue and EBITDA . • Duff & Phelps selected 24 precedent transactions . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group . Based on our review of publicly available information, none of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations . The Company is not directly comparable to the target companies in the Selected M&A Transactions Analysis given certain characteristics of the precedent transactions and the target companies, including direct industry comparability (i . e . , lack of comparable China - based protein processor targets) and lack of recent relevant transactions . Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis .

17 Valuation Analysis Selected Public Companies Analysis – Financial Metrics (1) EBITDA is adjusted to exclude public company costs and non - recurring income (expenses ). LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non - Controlling Interest) – (Cash & Equivalents) – (Net N on - Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization Source: Bloomberg, Capital IQ, SEC filings Selected Public Company Analysis ($ in millions, except per share data) COMPANY INFORMATION ENTERPRISE VALUE AS MULTIPLE OF Company Name HQ Exchange Stock Price % of 52- Wk High Enterprise Value 3-YR CAGR LTM 2013 2014 3-YR CAGR LTM 2013 2014 3-YR AVG LTM 2013 2014 North America Protein Group Hormel Foods Corporation United States NYSE $35.54 100.0% $8,877 8.0% 4.3% 5.3% 5.0% 8.7% 0.7% 9.7% 8.2% 10.5% 10.3% 10.7% 11.0% Maple Leaf Foods Inc. Canada TSX 13.06 100.0 2,789 -2.3 0.9 2.1 NA 11.5 -11.9 11.8 NA 7.3 7.2 10.2 NA Seaboard Corp. United States AMEX 2,737.03 100.0 2,559 10.4 5.7 NA NA 26.3 -16.3 NA NA 6.8 6.8 NA NA Smithfield Foods, Inc. United States NYSE 23.95 99.6 5,048 1.6 2.3 0.2 3.3 73.0 -32.6 -14.2 4.4 7.1 6.5 6.5 6.5 Tyson Foods Inc. United States NYSE 23.39 100.0 9,528 7.6 1.1 4.1 3.8 26.0 13.5 -1.3 10.4 6.0 5.3 5.0 5.3 Group Median 100.0% 5,048 7.6% 2.3% 3.1% 3.8% 26.0% -11.9% 4.2% 8.2% 7.1% 6.8% 8.3% 6.5% International Protein Group Atria Oyj Finland HLSE $9.85 97.2% $822 -1.4% 0.9% 2.3% 2.4% -10.9% 31.2% 10.7% 2.2% 5.5% 6.1% 6.8% 6.8% Bell AG Switzerland SWX 2,330.08 98.1 1,198 8.6 -3.3 0.9 1.7 10.5 -7.7 -4.3 2.6 7.9 8.0 8.1 8.2 BRF - Brasil Foods S.A. Brazil BOVESPA 21.32 92.2 22,413 5.1 9.9 12.3 9.0 7.8 -25.9 43.8 22.8 9.1 8.3 11.9 13.4 Campofrio Food Group, S.A. Spain CATS 6.33 65.5 1,072 25.0 19.2 2.5 2.3 30.6 -0.4 8.1 11.6 9.1 8.6 8.6 9.3 China Yurun Food Group Ltd. Hong Kong SEHK 0.72 40.9 1,727 35.4 -2.9 17.9 29.4 19.3 NM 77.5 48.4 9.1 NM 4.7 5.4 Cranswick plc United Kingdom LSE 15.58 99.8 825 10.6 10.1 0.0 6.6 5.1 14.6 6.1 5.0 7.8 7.7 7.9 7.8 Fukutome Meat Packers, Ltd. Japan TSE 3.18 99.7 89 -3.7 -5.4 NA NA 1.3 -28.7 NA NA 3.8 2.7 NA NA HKScan Oyj Finland HLSE 5.48 63.6 930 2.8 3.5 2.2 1.8 7.7 10.5 14.7 5.1 5.0 4.6 5.0 5.1 JBS S.A. Brazil BOVESPA 3.70 88.0 18,205 26.8 18.9 8.8 7.7 39.6 35.6 22.7 7.6 5.7 5.9 6.5 6.5 Marfrig Alimentos SA Brazil BOVESPA 5.08 81.8 8,243 52.2 -3.9 13.4 8.1 20.5 -18.2 22.9 12.5 8.1 7.5 8.9 9.3 Minerva S.A Brazil BOVESPA 6.57 99.8 1,599 23.3 13.8 14.5 6.9 29.9 62.7 19.2 -0.3 7.5 10.5 11.1 10.3 Nippon Meat Packers Inc. Japan TSE 14.29 99.3 3,857 -0.4 -0.1 1.5 1.7 2.3 -13.6 1.6 12.5 5.5 4.6 5.0 5.5 People's Food Holdings Ltd. China SGX 1.13 98.2 1,033 15.9 2.4 NA NA -23.0 7.8 NA NA 4.0 3.1 NA NA Starzen Company Limited Japan TSE 2.78 96.3 484 2.0 -2.6 NA NA 8.7 -7.5 NA NA 2.2 2.1 NA NA Group Median 96.7% 1,135 9.6% 1.7% 2.5% 6.6% 8.3% -0.4% 14.7% 7.6% 6.6% 6.1% 7.9% 7.8% Aggregate Mean 90.5% 4,805 12.0% 3.9% 5.9% 6.4% 15.5% 0.8% 15.3% 10.9% 6.7% 6.4% 7.8% 7.9% Aggregate Median 98.2% 1,727 8.0% 2.3% 2.5% 4.4% 10.5% -3.9% 10.7% 7.9% 7.1% 6.7% 7.9% 7.3% Zhongpin Inc. (Management Projections) (1) 39.2% 20.0% 16.7% 7.8% 32.8% -10.9% 21.9% -0.5% 8.2% 6.1% 7.2% 6.7% MARKET DATA REVENUE GROWTH EBITDA GROWTH EBITDA MARGIN February 6, 2013

18 Valuation Analysis Selected Public Companies Analysis – Market Multiples LTM = Latest Twelve Months CAGR = Compounded Annual Growth Rate Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non - Controlling Interest) – (Cash & Equivalents) – (Net N on - Operating Assets) EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization EPS = Earnings Per Share Source: Bloomberg, Capital IQ, SEC filings Selected Public Company Analysis ($ in millions, except per share data) COMPANY INFORMATION ENTERPRISE VALUE AS MULTIPLE OF PRICE AS A MULTIPLE OF Company Name HQ Exchange Stock Price % of 52- Wk High Enterprise Value LTM EBITDA 2013 EBITDA 2014 EBITDA 2013 EBITDA - CapEx 2014 EBITDA - CapEx LTM Revenue 2013 Revenue LTM EPS 2013 EPS 2014 EPS Book Value North America Protein Group Hormel Foods Corporation United States NYSE $35.54 100.0% $8,877 10.5x 9.6x 8.8x 11.2x 10.3x 1.08x 1.02x 19.1x 18.1x 16.1x 3.31x Maple Leaf Foods Inc. Canada TSX 13.06 100.0 2,789 7.8 5.9 5.3 NM NA 0.57 0.55 16.3 11.4 10.0 2.18 Seaboard Corp. United States AMEX 2,737.03 100.0 2,559 6.4 NA NA NA NA 0.44 NA 11.7 NA NA 1.45 Smithfield Foods, Inc. United States NYSE 23.95 99.6 5,048 6.0 6.0 5.7 9.2 8.6 0.39 0.38 12.5 11.5 9.4 1.02 Tyson Foods Inc. United States NYSE 23.39 100.0 9,528 5.4 5.5 5.0 8.1 7.3 0.29 0.28 12.3 12.1 10.6 1.37 Group Median 100.0% 5,048 6.4x 5.9x 5.5x 9.2x 8.6x 0.44x 0.47x 12.5x 11.8x 10.3x 1.45x International Protein Group Atria Oyj Finland HLSE $9.85 97.2% $822 7.6x 6.5x 6.4x 13.5x 13.2x 0.46x 0.45x 35.1x 10.0x 8.8x 0.48x Bell AG Switzerland SWX 2,330.08 98.1 1,198 5.5 5.3 5.2 8.4 7.5 0.44 0.43 11.1 10.0 9.5 1.35 BRF - Brasil Foods S.A. Brazil BOVESPA 21.32 92.2 22,413 19.4 11.9 9.7 NM NM 1.62 1.41 101.5 19.6 15.3 2.60 Campofrio Food Group, S.A. Spain CATS 6.33 65.5 1,072 4.8 4.7 4.2 8.6 7.6 0.42 0.40 NM 12.0 8.7 0.81 China Yurun Food Group Ltd. Hong Kong SEHK 0.72 40.9 1,727 NM 8.5 5.7 NM 11.7 0.47 0.40 34.4 13.3 13.3 0.63 Cranswick plc United Kingdom LSE 15.58 99.8 825 8.1 8.2 7.8 NA NA 0.62 0.61 12.3 13.2 12.2 1.88 Fukutome Meat Packers, Ltd. Japan TSE 3.18 99.7 89 11.0 NA NA 10.0 9.2 0.30 NA 39.5 NA NA 1.07 HKScan Oyj Finland HLSE 5.48 63.6 930 5.9 5.3 5.1 10.0 9.5 0.27 0.26 27.9 10.7 7.9 0.53 JBS S.A. Brazil BOVESPA 3.70 88.0 18,205 8.7 6.9 6.4 11.3 9.8 0.51 0.45 28.7 12.5 11.0 1.01 Marfrig Alimentos SA Brazil BOVESPA 5.08 81.8 8,243 9.3 6.8 6.0 7.1 7.3 0.70 0.60 NM 19.1 10.6 1.41 Minerva S.A Brazil BOVESPA 6.57 99.8 1,599 7.1 5.7 5.7 NM 12.2 0.75 0.63 NM 10.5 11.1 2.81 Nippon Meat Packers Inc. Japan TSE 14.29 99.3 3,857 7.7 7.0 6.2 NA NA 0.36 0.35 21.3 21.1 16.2 0.93 People's Food Holdings Ltd. China SGX 1.13 98.2 1,033 12.7 NA NA NA NA 0.40 NA 77.5 17.2 17.2 1.49 Starzen Company Limited Japan TSE 2.78 96.3 484 8.6 NA NA NM NM 0.18 NA 16.5 NA NA 0.77 Group Median 96.7% 1,135 8.1x 6.8x 6.0x 10.0x 9.5x 0.45x 0.45x 28.7x 12.8x 11.0x 1.04x Aggregate Mean 90.5% 4,805 8.5x 6.9x 6.2x 9.7x 9.5x 0.54x 0.55x 29.9x 13.9x 11.7x 1.43x Aggregate Median 98.2% 1,727 7.8x 6.5x 5.7x 9.6x 9.3x 0.44x 0.45x 20.2x 12.3x 10.8x 1.35x February 6, 2013 MARKET DATA February 6, 2013

Valuation Analysis

Selected M&A Transactions Analysis – Global Protein

Selected Transaction Analysis - Global Protein

($ in millions)

Announced	Target Name	Target Business Description	Acquirer Name	EV	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA	Premium as a % of: 1-Day Prior	1-Week Prior	1-Month Prior
8/10/12	Michael's Finer Meats & Seafoods, Inc.	Produces meat, seafood, and specialty food products for restaurants, steakhouses, clubs, hotels, caterers, and consumers in the United States	The Chefs' Warehouse Mid-Atlantic, LLC	$69.2	$83.7	$6.0	7.2%	0.83x	11.5x	N/A	N/A	N/A
12/21/11	Pakfood Public Company Limited	Manufactures and distributes frozen foods and seafood products primarily in the United States, Japan, and the European Union	Thai Union Frozen Products Public Company Limited	$100.7	$219.7	$14.6	6.7%	0.46x	6.9x	2.5%	37.8%	64.5%
12/5/11	National Beef Packing Co. LLC	Engages in processing, packaging, and delivering fresh and frozen beef and beef by-products in the United States and internationally	Leucadia National Corp.	$1,559.4	$6,849.5	$324.2	4.7%	0.23x	4.8x	N/A	N/A	N/A
11/17/11	Icelandic Group Plc, US and Asian Operations	Engages in the production, marketing, and sale of fresh and frozen seafood products for customers	High Liner Foods Inc.	$230.6	$268.0	$24.8	9.3%	0.86x	9.3x	N/A	N/A	N/A
10/28/11	O.K. Industries Inc.	Manufactures livestock and poultry feeds	Industrias Bachoco S.A.B. de C.V.	$93.4	$600.0	N/A	N/A	0.16x	N/A	N/A	N/A	N/A
10/3/11	Avex S.A.	Operates as an integrated poultry company in Argentina and internationally	Sadia Alimentos S.A.	$100.7	$89.9	$12.8	14.3%	1.12x	7.9x	N/A	N/A	N/A
8/4/11	Piller Sausages & Delicatessens Ltd.	Produces sausages and delicatessen meats	Premium Brands Holdings Corporation	$105.7	$184.7	$15.4	8.3%	0.57x	6.9x	N/A	N/A	N/A
3/4/11	Inalca JBS Spa	Engages in the slaughter, processing, and packing of beef	Cremonini S.p.A.	$611.5	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1/13/11	Cesare Fiorucci S.p.A.	Manufactures and sells deli meats and specialty foods in Italy and internationally	Campofrio Food Group, S.A.	$228.1	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
1/12/11	Tegel Foods Limited	Engages in breeding, hatching, processing, marketing and distribution of poultry products in North and South Islands	Affinity Equity Partners	$351.7	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
8/9/10	Bar-S Foods Co.	Produces, markets, and distributes processed meat products in the United States	Sigma Foods, Inc.	$583.0	$535.0	N/A	N/A	1.09x	N/A	N/A	N/A	N/A
6/14/10	Keystone Foods, LLC	Process, produces, and distributes poultry, beef, fish and pork products to quick-service restaurants, major food service and industrial companies, and retail outlets in the United States and internationally	Marfrig Alimentos SA	$1,260.0	$6,400.0	N/A	N/A	0.20x	N/A	N/A	N/A	N/A
9/14/09	Seara Alimentos S.A.	Engages in the production and sale of processed meat, pork, and poultry products worldwide	Marfrig Alimentos SA	$931.4	$1,700.0	N/A	N/A	0.55x	N/A	N/A	N/A	N/A
5/19/09	Sadia S.A.	Engages in the production, marketing, and export of chilled and frozen food products to point-of-sale outlets in Brazil and internationally	Perdigao S.A. (nka BRF - Brasil Foods S.A.)	$4,561.2	$5,306.2	$473.4	8.9%	0.86x	9.6x	11.1%	7.6%	48.3%
6/25/08	Groupe Smithfield, S.L.	Provides various meat products and ready meals	Campofrio Alimentación, S.A. (nka Campofrio Food Group, S.A.)	$1,058.0	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
3/4/08	JBS Packerland Inc.	Beef processor in the United States	JBS S.A.	$575.5	$2,551.7	N/A	N/A	0.23x	N/A	N/A	N/A	N/A
5/10/07	S&C Holdco 3 Inc. (nka JBS Swift & Company)	Engages in the processing, preparation, packaging, and delivery of beef and pork products in the United States and international markets	JBS S.A.	$1,425.0	$9,540.8	$83.8	0.9%	0.15x	17.0x	N/A	N/A	N/A
			Global Protein Mean	**$814.4**	**$2,640.7**	**$119.4**	**7.5%**	**0.56x**	**9.2x**	**6.8%**	**22.7%**	**56.4%**
			Global Protein Median	**$575.5**	**$600.0**	**$20.1**	**7.8%**	**0.55x**	**8.6x**	**6.8%**	**22.7%**	**56.4%**

Source: Capital IQ, SEC filings

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20 Valuation Analysis Selected M&A Transactions Analysis – China - based Food Companies Source: Capital IQ, SEC filings Selected Transaction Analysis - China ($ in millions) Premium as a % of Announced Target Name Target Business Description Acquirer Name EV LTM Revenue LTM EBITDA EBITDA Margin EV / Revenue EV / EBITDA 1-Day Prior 1-Week Prior 1-Month Prior 10/15/12 Synear Food Holdings Ltd Engages in the development, production, and sale of quick freeze food products under the Synear brand name in the People’s Republic of China Management Buyout $119.6 $276.6 $15.5 5.6% 0.43x 7.7x 6.9% 12.7% 25.7% 10/15/12 Yongye International, Inc. Engages in the research, development, manufacture, and sale of fulvic acid based crop and animal nutrient products for the agriculture and stock farming industry in the People’s Republic of China Abax Global Capital Limited; Morgan Stanley Private Equity Asia Limited $433.4 $416.6 $115.7 27.8% 1.04x 3.7x 37.8% 41.0% 52.8% 10/9/12 American Lorain Corporation Develops, manufactures, and sells various food products in the People’s Republic of China and internationally Management Buyout $116.0 $227.3 $32.5 14.3% 0.51x 3.6x 28.5% 39.1% 25.0% 10/3/12 Feihe International, Inc. Engages in the production and distribution of milk powder, soybean milk powder, and related dairy products in China Morgan Stanley Private Equity Asia Limited $275.1 $279.4 $25.9 9.3% 0.98x 10.6x 21.3% 29.8% 21.1% 7/11/11 Hsu Fu Chi International Ltd. Engages in the manufacture, sale, and distribution of confectionery products primarily in the People’s Republic of China Nestlé S.A. $2,581.8 $797.1 $153.3 19.2% 3.24x 16.8x 8.8% 8.8% 8.8% 4/18/11 Xiamen Yinlu Group Co.,Ltd. Manufactures and distributes canned food products Nestlé S.A. $2,076.3 $834.5 N/A N/A 2.49x N/A N/A N/A N/A 8/16/10 Pine Agritech Ltd. Engage in the manufacture and sale of soybean-based products in the People’s Republic of China Management Buyout $399.0 $156.2 N/A N/A 2.56x N/A 11.1% 0.0% 17.6% China Mean $857.3 $426.8 $68.6 15.2% 1.61x 8.5x 19.1% 21.9% 25.2% China Median $399.0 $279.4 $32.5 14.3% 1.04x 7.7x 16.2% 21.3% 23.1% Aggregate Mean $801.5 $1,789.7 $94.1 10.3% 0.92x 9.0x 24.2% 49.1% 62.1% Aggregate Median $399.0 $416.6 $25.3 8.6% 0.72x 8.6x 11.1% 29.8% 25.7%

21 Valuation Analysis Selected Public Companies / M&A Transactions Conclusions Note: Financial performance metrics presented are adjusted to exclude public company costs and non - recurring income (expenses). Selected Public Companies Analysis (USD in thousands) Enterprise Valuation Multiples Valuation Summary Metric Public Companies Median Selected Multiple Range Company Performance Enterprise Value Range EV / LTM Revenue 0.18x - 1.62x 0.44x 0.45x - 0.50x $1,603,970 $721,786 - $801,985 EV / 2013 Revenue 0.26x - 1.41x 0.45x 0.38x - 0.43x $1,932,600 $724,725 - $821,355 EV / LTM EBITDA 4.8x - 19.4x 7.8x 7.50x - 8.50x $98,243 $736,825 - $835,069 EV / 2013 EBITDA 4.7x - 11.9x 6.5x 5.25x - 6.00x $140,094 $735,496 - $840,567 EV / 2013 EBITDA less Capex 7.1x - 13.5x 9.6x 10.00x - 11.00x $72,094 $720,944 - $793,039 Enterprise Value Range $728,000 - $818,500 Implied Valuation Multiples EV / LTM EBITDA $98,243 7.4x - 8.3x EV / 2013 EBITDA 140,094 5.2x - 5.8x EV / 2014 EBITDA 139,388 5.2x - 5.9x EV / 2013 EBITDA less Capex $72,094 10.1x - 11.4x EV / LTM Revenue $1,603,970 0.45x - 0.51x EV / 2013 Revenue 1,932,600 0.38x - 0.42x P/ Book Value $14.25 0.91x - 1.09x Public Companies Range

Valuation Summary Section 03

Valuation Summary

Per Share Valuation

Valuation Range Conclusions

(USD in thousands, except per share data)

		Low		High
Enterprise Value				
Discounted Cash Flow Analysis		$727,000	-	$825,000
Selected Public Companies Analysis		728,000	-	818,500
Enterprise Value Range		**$727,500**	-	**$822,000**
Plus: Proceeds from Exercise of In-the-Money Options [1]		$2,562	-	$10,013
Plus: Excess/(Deficit) Net Working Capital		37,335	-	37,335
Plus: PV of Government Subsidies [2]		36,124	-	38,853
Less: Non Operating Liabilities, net [3]		(1,520)	-	(1,520)
Less: Debt [4]		(459,339)	-	(459,339)
Less: Noncontrolling Interest [5]		(1,990)	-	(1,990)
Value Attributable to Fully Diluted Shares (Excluding Cash)		**$340,673**	-	**$445,352**
Fully Diluted Shares Issued and Outstanding		37,482,344		37,996,344
Per Share Price Range (Excluding Excess Cash)		**$9.09**	-	**$11.72**
Plus: Excess Cash		$146,240	-	$146,240
Cash Value Per Fully Diluted Share Issued and Outstanding		$3.90	-	$3.85
Per Share Price Range		**$12.99**	-	**$15.57**
Implied Valuation Multiples				
EV / LTM EBITDA	$98,243	7.4x	-	8.4x
EV / 2013 EBITDA	140,094	5.2x	-	5.9x
EV / 2014 EBITDA	139,388	5.2x	-	5.9x
EV / 2013 EBITDA less Capex	$72,094	10.1x	-	11.4x
EV / LTM Revenue	$1,603,970	0.45x	-	0.51x
EV / 2013 Revenue	1,932,600	0.38x	-	0.43x
EV / 2014 Revenue	2,084,000	0.35x	-	0.39x
P/ Book Value	$14.25	0.91x	-	1.09x

Offer Price

$13.50

Note: EBITDA and Net Income are adjusted to exclude public company costs and non-recurring income (expenses).

[1] Does not include out-of-the-money options which are to be terminated in connection with the Proposed Transaction.

[2] Assumed that the Government Subsidies continue forever into perpetuity.

[3] Including deferred subsidies (current and long-term portion) net of long-term investment.

[4] Including short-term and long-term loans, bank notes payable (net of $95.9 million restricted cash) and capital lease obligations.

[5] Estimated at book value.

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Assumptions, Qualifications, and Limiting Conditions Appendix 01

25 Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In compiling financial projections and performing its analyses with respect to the Proposed Transaction, Duff & Phelps : • Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information ; • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken ; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and we have relied upon such matters in performing our analysis ; • Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction ; • Assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate ; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed ; • Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps ; • Assumed that all of the conditions required to implement the Proposed Transaction would be satisfied and that the Proposed Transaction would be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects will all applicable international, federal and state statutes, rules and regulations ; • Assumed in our analysis, based on Company SEC filings and discussions with Company management, that the number of shares of the Company's common stock issued and outstanding is 37 , 209 , 344 , and that the Company ha s outstanding options to purchase 787 , 000 shares of the Company’s common stock , 513 , 000 of which are in - the - money at the $ 13 . 50 per share offer price ; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction . To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion including as to the reasonableness of such assumptions .

26 Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared this Opinion effective as of the date hereof . This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise ) . • Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . • In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Per Share Merger Consideration in the Proposed Transaction, or with respect to the fairness of any such compensation .

27 Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent . • This Opinion ( i ) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Per Share Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Per Share Merger Consideration in the Proposed Transaction is fair, from a financial point of view, to certain holders of the Company’s common stock . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based . • This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 11 , 2012 (the “ Engagement Letter ”) . • This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Premiums Paid Analysis Appendix 02

Premiums Paid Analysis

Going Private and Branded Consumer Products Transactions

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from January 2010 - January 2013

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	**371**	**39.8**	**42.7**	**51.5**	**73.4**
Overall Median		**30.4**	**32.4**	**32.7**	**79.2**
Chinese Companies Mean	**48**	**41.8**	**55.0**	**53.5**	**62.9**
Chinese Companies Median		**28.3**	**38.0**	**39.3**	**64.2**
US-Listed Chinese Companies Mean	**31**	**36.6**	**48.7**	**45.5**	**61.4**
US-Listed Chinese Companies Median		**28.1**	**37.7**	**35.0**	**62.9**
China Going Private Transactions	% Acquired				
American Lorain Corporation	53.5%	28.5	39.1	25.0	71.1
Feihe International, Inc.	54.7%	21.3	29.8	21.1	65.6
Pine Agritech Ltd.	59.0%	11.1	0.0	17.6	73.5
Synear Food Holdings Ltd.	49.9%	6.9	12.7	25.7	98.9
Yongye International, Inc.	67.5%	37.8	41.0	52.8	81.2
Zhongpin Inc.	**74.0%**	**46.6**	**54.5**	**20.4**	**54.1**

Premiums Paid Analysis - Branded Food Products

Transactions announced, closed, or effective from January 2010 - January 2013

	Number of Deals	Premium as a % of: One-Day Prior to Announcement Date	One-Week Prior to Announcement Date	One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	**38**	**36.0**	**38.7**	**37.4**	**75.8**
Overall Industry Median		**22.7**	**24.8**	**26.7**	**84.8**
Chinese Companies Mean	**3**	**20.2**	**21.3**	**40.0**	**53.7**
Chinese Companies Median		**22.8**	**22.8**	**40.0**	**63.0**
US-Listed Chinese Companies Mean	**1**	**37.8**	**41.0**	**52.8**	**81.2**
US-Listed Chinese Companies Median		**37.8**	**41.0**	**52.8**	**81.2**
China Branded Food Products Transactions					
Yongye International, Inc.		37.8	41.0	52.8	81.2
Zhongpin Inc.		**46.6**	**54.5**	**20.4**	**54.1**

	One-Day Prior	One-Week	One-Month
Zhongpin Inc.	$9.21	$8.74	$11.21
Overall Going Private Transaction Median	30.4%	32.4%	32.7%
Implied Per Share Price (1)	**$12.01**	**$11.57**	**$14.88**

(1) Implied using the premiums paid to all going private transactions.

Note: Excludes negative premiums.
Source: Capital IQ

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DUFF & PHELPS